Exhibit 8.1
______ __, 2024
SilverBow Resources, Inc.
920 Memorial City Way, Suite 850
Houston, Texas 77024
Ladies and Gentlemen:
We have acted as counsel to SilverBow Resources, Inc., a Delaware corporation (“Silverbow”), in connection with the transactions contemplated by the Merger Agreement, dated as of May 15, 2024 (as amended or modified from time to time in accordance with its terms, the “Merger Agreement”), by and among Silverbow, Crescent Energy Company, a Delaware corporation (“Crescent”), Artemis Acquisition Holdings Inc., a Delaware corporation and a direct wholly-owned subsidiary of Crescent (“Artemis Holdings”), Artemis Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of Crescent (“Merger Sub Inc.”), and Artemis Merger Sub II LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Artemis Holdings (“Merger Sub LLC”), including the merger of Merger Sub Inc. with and into Silverbow, with Silverbow surviving as a wholly-owned subsidiary of Crescent (the “Initial Merger”) and the merger of Silverbow with and into Merger Sub LLC, with Merger Sub LLC surviving the merger as a direct wholly-owned subsidiary of Artemis Holdings (the “Subsequent Merger” and, together with the Initial Merger, the “Mergers”) pursuant to which the holders of common stock of Silverbow will receive for each share of common stock of Silverbow (1) 3.125 shares of common stock of Crescent, (2) a combination of 1.866 shares of common stock of Crescent and $15.31 in cash, or (3) $38.00 in cash (but the cash amount paid for common stock of Silverbow may not exceed $400,000,000). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement (as defined below).
This opinion is being delivered in connection with the Registration Statement (File No. 333-[ ]) of Crescent on Form S-4, filed with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”).
In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Merger Agreement, and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.
In rendering our opinion, we have assumed, without any independent investigation or examination thereof, that (i) the Mergers will be consummated in the manner described in the Registration Statement and the Merger Agreement and will be effective under applicable law, (ii) none of the terms or conditions contained in either the Registration Statement or the Merger Agreement will be waived or modified, and (iii) the facts relating to the Mergers are accurately and completely reflected in the Registration Statement and the Merger Agreement. Our opinion

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SilverBow Resources, Inc.
______ __, 2024

assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations, and warranties set forth in the documents referred to above.
Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could affect the conclusion expressed herein. There can be no assurance that the IRS or a court will not take a position contrary to our opinion.
Based upon the foregoing, and subject to the qualifications, assumptions, and limitations stated herein and in the Registration Statement, we hereby confirm that the statements of legal conclusion set forth in the section of the Registration Statement entitled “Material U.S. Federal Income Tax Consequences” constitute the opinion of Gibson, Dunn & Crutcher LLP as to the material U.S. federal income tax consequences to holders of Silverbow Common Stock of the Mergers to be consummated in connection with the stockholder vote regarding the transactions contemplated by the Merger Agreement.
This opinion is being delivered prior to the consummation of the Mergers and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.
Our opinion is limited to the U.S. federal income tax issues specifically addressed herein, and no opinion is expressed or should be inferred as to any other U.S. federal income tax issues or the tax consequences under any state, local, or foreign laws or with respect to other areas of U.S. federal taxation. This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Respectfully,
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